EXHIBIT 99.2

Contact:

For Indevus
Brooke D. Wagner	Michael W. Rogers
Executive Vice President and CFO	VP, Corporate Communications
(781) 861-8444	(781) 402-3410

INDEVUS RECEIVES APPROVABLE LETTER FROM FDA FOR VALSTAR®

FOR BLADDER CANCER THERAPY

LEXINGTON, MA, August 17, 2007 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that it has received an approvable letter from the U.S. Food and Drug Administration (FDA) for VALSTAR®. VALSTAR, a sterile solution of valrubicin for intravesical instillation, is the only product approved by the FDA for therapy of bacillus Calmette-Guerin (BCG)-refractory carcinoma in situ (CIS) of the urinary bladder.

VALSTAR was removed from the market in 2002 due to impurities in the original formulation and was placed on the FDA Drug Shortages List. Indevus solved the impurity issue and submitted a chemistry, manufacturing and controls (CMC) NDA supplement to the FDA in May 2007. The FDA approvable letter was in response to this supplement.

In the approvable letter, the FDA asked for clarification regarding manufacturing validation protocols and for additional data on the manufacturing process.

“VALSTAR offers an effective alternative for bladder cancer patients who have failed BCG therapy and are not candidates for immediate cystectomy,” stated Glenn L. Cooper, M.D., chairman and chief executive officer of Indevus. “The FDA requests in the approvable letter are easily addressable with existing data and the completion of a few brief process related investigations. We expect to supply the FDA with a complete response within the next two months. We remain on track for a late 2007 or early 2008 re-introduction.”

About VALSTAR®

VALSTAR is indicated for intravesical therapy of BCG-refractory carcinoma in situ (CIS) of the urinary bladder in patients for whom immediate cystectomy would be associated with unacceptable morbidity or mortality.

In clinical trials, when provided after transurethral resection, VALSTAR patients had a median 21 months to documented recurrence of disease.

VALSTAR has been shown to induce complete response in only about 1 in 5 patients with BCG-refractory CIS. It is important to note that delaying cystectomy could lead to development of metastatic bladder cancer.

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s approved products include SANCTURA® XR and SANCTURA® for overactive bladder, VANTAS® for advanced prostate cancer, SUPPRELIN® LA, for central precocious puberty, and DELATESTRYL® to treat male hypogonadism. Indevus currently markets its products through an approximately 100-person specialty sales force. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include, VALSTAR® for bladder cancer, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, and pagoclone for stuttering.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA®, SANCTURA® XR, NEBIDO® , VANTAS® and SUPPRELIN® LA; the early state of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, and VALSTAR®; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS, SUPPRELIN LA and VALSTAR; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; changes in reimbursement policies and/or rates for SANCTURA, VANTAS, SUPPRELIN LA, DELATESTRYL and any future products; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; the risk that the businesses of Indevus and Valera Pharmaceuticals, Inc. will not be integrated successfully during the period following the related merger; the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected; market acceptance for the merger and approved products; risks of regulatory review and clinical trials; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; the effect of changes in governmental regulations and other risks. Indevus undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.